Exhibit 5.2

100 WEST LIBERTY STREET, SUITE 940 RENO, NV 89501-1991 TELEPHONE: (775) 343-7500 FACSIMILE: (844) 670-6009 HTTP://WWW.DICKINSONWRIGHT.COM

March 18, 2021

CBRE Group Inc.

CBRE Services, Inc.

2100 McKinney Avenue, 12th Floor

Dallas, Texas 75201

RE:    CBRE/LJM-NEVADA, INC.

Ladies and Gentlemen:

We have acted as special Nevada counsel to CBRE/LJM-Nevada, Inc., a Nevada corporation (the “Guarantor”), in connection with the Registration Statement on Form S-3 (Registration No. 333-251514) together with any post-effective amendments thereto through the date hereof (the “Registration Statement”), including the prospectus constituting a part thereof dated December 18, 2020, and the Prospectus Supplement dated March 15, 2021 (collectively, the “Prospectus”), filed by CBRE Group, Inc, a Delaware corporation (the “Company”), CBRE Services, Inc., a Delaware corporation and subsidiary of the Company (the “Issuer”), the Guarantor and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $500,000,000 aggregate principal amount of 2.500% Senior Notes due 2031 (the “Notes”) and the issuance by the Company, the Guarantor and the other guarantors of guaranties (the “Guaranties”) with respect to the Notes. The Notes will be issued under, and the Guaranties will be issued as provided in an indenture, dated as of March 14, 2013 (the “Base Indenture”), among the Issuer, the Company, certain of the other guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Seventh Supplemental Indenture, dated as of March 18, 2021, among the Company, the Issuer, the other guarantors named therein (including the Guarantor) and the Trustee (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

ARIZONA         CALIFORNIA         FLORIDA         KENTUCKY         MICHIGAN

NEVADA         OHIO         TENNESSEE         TEXAS         TORONTO         WASHINGTON DC

DICKINSON WRIGHT PLLC

March 18, 2021

In our capacity as such special counsel, we have examined the Registration Statement, including the Prospectus, and the Indenture. We also have examined the originals, duplicates, certified, or conformed copies, of such corporate and other records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant or necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, the Issuer and the Guarantor. The documents that we have examined or otherwise identified to our satisfaction include but are not limited to:

1) Articles of Incorporation of Guarantor, dated December 30, 1998, as certified by the Nevada Secretary of State (the “Secretary of State”) on March 10, 2021, and certified to us by an officer of the Guarantor as being complete and in full force and effects as of March 18, 2021;

2) The Secretary Certificate of the Assistant Secretary of Guarantor, dated March 18, 2021;

3) Bylaws of Guarantor adopted December 31, 1998 and certified to us by an officer of the Guarantor as being complete and in full force and effects as of March 18, 2021;

4) Certificate of Existence with Status in Good Standing for Guarantor (the “Good Standing Certificate”) dated March 10, 2021 as certified by the Secretary of State on March 10, 2021, and certified to us by an officer of the Guarantor as of March 18, 2021;

5) Action Taken Without a Meeting by Unanimous Written Consent of the Board of Directors of Guarantor, dated March 10, 2021, and as certified by and certified to us by an officer of the Guarantor as of March 18, 2021; and

6) Confirmation on March 18, 2021, from the staff of the Commission with respect to the effectiveness of the Registration Statement, and the absence of stop order proceedings applicable to the Registration Statement.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or are the Issuer’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the Issuer, the other guarantors named therein (excluding the Guarantor) and the Trustee.

ARIZONA         CALIFORNIA         FLORIDA         KENTUCKY         MICHIGAN

NEVADA         OHIO         TENNESSEE         TEXAS         TORONTO         WASHINGTON DC

DICKINSON WRIGHT PLLC

March 18, 2021

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1) based solely on the Good Standing Certificate, the Guarantor is validly existing and in good standing under the laws of the State of Nevada;

(2) the Guarantor (a) has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder; and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of its obligations under the Indenture; and

(3) the Guaranty (as provided in the Indenture) of the Guarantor has been duly authorized and issued by the Guarantor.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including an implied convent of good faith and fair dealing. We do not express any opinion concerning any law other than the laws of Nevada. We express no opinion as to compliance by the Guarantor with federal or Nevada laws, statutes and regulations generally applicable to the conduct of its business or as to consents, approvals or other actions by federal or Nevada regulatory authorities generally required for the conduct of its business. We also express no opinion herein as to (a) securities or blue sky disclosure laws or regulations; (b) antitrust or unfair competition laws or regulations; (c) tax or racketeering laws or regulations; or (d) local laws, regulations or ordinances. We have not undertaken any independent investigation to determine the existence or absence of facts not referenced herein. This opinion represents conclusions made as to the date hereof to the application of existing Nevada law. No assurance can be given that changes in the law, or in the interpretation thereof, will not affect this opinion. We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision or otherwise.

We are not opining on matters of New York law, which governs the Indenture; we understand that your counsel, Simpson Thacher & Bartlett LLP, is opining on certain other matters in connection with the Notes (including matters governed under New York law), and the foregoing opinions may be relied upon by such counsel in connection therewith.

We hereby consent to the filing of this opinion letter as an exhibit to current Report on Form 8-K of the Company filed with the Commission and to the incorporation by reference of this opinion letter into the Registration Statement and the Prospectus and to the use of our name under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Dickinson Wright PLLC

BJW/BWK

ARIZONA         CALIFORNIA         FLORIDA         KENTUCKY         MICHIGAN

NEVADA         OHIO         TENNESSEE         TEXAS         TORONTO         WASHINGTON DC